Exhibit 99.1

The Bourbon Brothers expansion plan will begin in the second half of 2014, and accounts for the rollout of the of the 53 Peaks concept, to include the commencement of operations for two new locations of this concept in 2014. Management expects growth during 2015 to be represented by three new 53 Peaks locations and one new BBSK location.

Based on the site selected for 53 Peaks #1, the Company believes the average 53 Peaks store will generate $2,500,000 in revenue and earn 10% in Operating Income.

Management is anticipating a cash outlay of roughly $800,000 per each new location with $550,000 considered FF&E and $250,000 as pre-opening expenses, which are currently planned to be distributed over the three months preceding the commencement of operations at each new location followed by one month after operations begin.

Management expects the first BBB licensed products will be offered in 2015 with the initial products to include a single-barrel bourbon, cigars and BB Southern Kitchen Sauces, Spices, and Rubs.

BBHC anticipates initiating franchise sales during 2015.

BOURBON BROTHERS HOLDING CORPORATION
	2014	2015
	Q4	Q1	Q2	Q3	Q4	Total
BBSK #1 Operating Income 51% to Parent Company	49,128	4,698	10,649	20,890	25,055	110,420
53 Peaks LT Operating Income 100% opening Oct 2014	41,207	15,921	38,553	61,810	61,810	219,302
53 Peaks 144th Operating Income 100% opening Dec 2014	-	16,575	58,500	65,264	72,394	212,733
53 Peaks #3 Operating Income 100% opening Mar 2015	-	-	32,114	63,476	67,120	162,710
BBSK GoG Operating Income 100% opening June 2015	-	-	-	33,413	46,491	79,903
53 Peaks #4 Operating Income 100% opening Aug 2015	-	-	-	-	67,120	67,120
53 Peaks #5 Operating Income 100% opening Oct 2015	-	-	-	-	33,560	33,560
SH Denver Operating 51% to Parent Company	7,889	7,100	13,254	13,254	7,889	49,386
Operating Income from Restaurants	98,224	44,294	153,069	258,107	381,440	935,135

Franchisor Net Revenue & Expenses TBD	-	-	-	-	-	-
Branding Net Revenue & Expenses TBD	-	-	-	-	-	-
Preopening Expenses for 53 Peaks LT opening Oct 2014	(250,000)	-	-	-	-	(250,000)
Preopening Expenses for 53 Peaks 144th opening Dec 2014	(200,000)	(50,000)	-	-	-	(250,000)
Preopening Expenses for 53 Peaks #3 opening Mar 2015	-	(200,000)	(50,000)	-	-	(250,000)
Preopening Expenses for BBSK GoG opening June 2015	-	-	(200,000)	(50,000)	-	(250,000)
Preopening Expenses for 53 Peaks #4 opening Aug 2015	-	-	-	(250,000)	-	(250,000)
Preopening Expenses for 53 Peaks #5 opening Oct 2015	-	-	-	-	(250,000)	(250,000)
Corporate and Administrative Expenses	(373,523)	(362,436)	(337,308)	(341,465)	(344,464)	(1,759,197)
Operating Expenses Outside of Restaurants	(823,523)	(612,436)	(587,308)	(641,465)	(594,464)	(3,259,197)

Consolidating Operating Income	(725,299)	(568,142)	(434,239)	(383,358)	(213,024)	(2,324,063)